Exhibit 99.1


[GRAPHIC OMITTED]

Contact:      Rubenstein Associates

              Robert Solomon: (212) 843-8050

          Capital Trust, Inc. Enters Into Agreement to Sell Securities
          ------------------------------------------------------------

         NEW YORK, NY - May 11, 2004 - Capital Trust, Inc. (NYSE: CT) announced that it had completed a direct public offering of its common stock and warrants to W. R. Berkley Corporation (NYSE: BER).

         Pursuant to a securities purchase agreement signed today, affiliates of
W. R. Berkley Corporation bought 1,310,000 shares of Capital Trust's class A common stock and warrants to purchase an additional 365,000 shares for a total purchase price of $30,654,000. The warrants have an exercise price of $23.40 per share, expire on December 31, 2004 and are not exercisable unless the issuance of the underlying shares is approved by shareholders at the Company's annual meeting on June 17, 2004. Subject to shareholder approval at the annual meeting and certain other closing conditions, W. R. Berkley Corporation will purchase an additional 325,000 shares of class A common stock for $23.40 per share ($7,605,000) at a second closing scheduled for June 18, 2004.

         Capital Trust intends to use the net proceeds from the sale of the shares for general corporate purposes, including funding balance sheet investment activity, capital commitments to managed funds, potential business acquisitions and repayment of indebtedness.

         A registration statement relating to the offering of the shares and warrants, including the shares issuable upon the exercise of the warrants, has been filed with the Securities and Exchange Commission and has been declared effective (File No. 333-111261). This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended may be obtained from Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, Attention: Investor Relations (Telephone: (212) 655-0220).